Exhibit 99.1
Pinnacle Airlines Corp. names Edward Christie Vice President and Chief Financial Officer

MEMPHIS, Tenn. (July 8, 2011) – Pinnacle Airlines Corp. (NASDAQ: PNCL) has named Edward (Ted) Christie as its new vice president and CFO. Christie, a partner at Vista Strategic Group LLC in Denver, Colo., succeeds Peter D. Hunt. He is expected to begin his new duties by July 25, 2011.

Christie was previously senior vice president and CFO of Frontier Airlines Inc. He worked with Sean Menke to help position Frontier as one of the lowest cost and most efficient airlines in North America.

“Ted was a key player in helping us manage the significant challenges we faced. His experience in the airline and financial industries makes him a perfect fit to lead the strong, experienced financial team we have in place,” said Sean Menke, president and CEO of Pinnacle Airlines Corp.

Christie was promoted to senior vice president at Frontier in 2008 after serving as vice president of finance. He joined Frontier in 2002. Prior to his senior posts at Frontier, he was vice president of finance at a Denver asset-based finance institution and was an economist for the Arizona taxing authority.

“I am very excited to join the experienced team of aviation professionals at Pinnacle, and I look forward to contributing to the continued excellent service that Pinnacle provides to its customers,” Christie said.

Christie earned a Bachelor of Business Administration – Finance degree from the University of Arizona in 1992.

Ted, his wife Theresa and their two daughters will relocate to the Memphis area.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp. (NASDAQ: PNCL), a $1 billion airline holding company with 7,800 employees, is the parent company of Pinnacle Airlines, Inc.; Mesaba Aviation, Inc.; and Colgan Air, Inc.  Flying as Delta Connection, United Express and US Airways Express, Pinnacle Airlines Corp. operating subsidiaries operate 202 regional jets and 88 turboprops on more than 1,650 daily flights to 196 cities and towns in the United States, Canada, Mexico and Belize.  Corporate offices are located in Memphis, Tenn., and hub operations are located at 11 major U.S. airports.  Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162